Exhibit 99.1

Company and Solution Profiles

VisualMED Clinical Solutions Corp. has signed a cooperation agreement with engineering firm SNC Lavalin of Montreal, Canada. This agreement sets out the terms of how SNC Lavalin and VisualMED will team on a project basis to install new-generation software for Clinical Information Systems.

SNC Lavalin, one of the world's largest publicly-traded engineering firms, brings expertise in project management, hospital construction and management, as well as in automation, to the deployment of the VisualMED Clinical Information System around the world. The partnership is designed to expand the scope of the Company's delivery capabilities and gives additional breadth of management in tackling new opportunities.

About the Company

VisualMED Clinical Solutions Corp. creates, markets and distributes clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error.

Detailed information on our company and its products is available on our web site at www.visualmedsolutions.com.

About SNC Lavalin

SNC-Lavalin (TSX:SNC) is one of the leading groups of engineering and construction companies in the world, a global leader in the ownership and management of infrastructure, and a key player in facilities and operations management. The SNC-Lavalin companies have offices across Canada and in 30 other countries around the world and are currently working in some 100 countries.

Detailed information on SNC Lavalin is available on its web site at www.snclavalin.com.

About the VisualMED Solution

The VisualMED system is a comprehensive, state of the art, fully functional Clinical Information System.

VisualMED is "The Electronic Medical Record." VisualMED obviates the need for redundant, paper-based activities by doctors and nurses. All patient care is prescribed and documented in an electronic media that may include wireless devices with remote access via an Internet portal. The computerized physician order entry (CPOE) module is itself an expert system with decision support knowledge base and an inference engine that validates information provided by the user according to thousands of currently implemented algorithms.

VisualMED decision support validates therapeutic decisions taken during the patient's hospitalization in real time while the doctor is writing his or her prescriptions, based on information available to it from multiple sources.

The VisualMED Clinical System is a tool through which the healthcare team provides the patient with an improved quality of care. The risk of adverse drug events (ADE's) with their attendant morbidity and mortality, as well as the resulting prolonged length of hospitalization, is greatly reduced. Medication side-effects are reduced, prescriptions, lab tests and radiology exams are not needlessly duplicated, and important clinical information is brought to the attention of the prescriber proactively, so that complications of therapy may be avoided. Availability of the electronic chart is immediate, and can be securely shared at a distance.

The implementation of the VisualMED Clinical System in a hospital setting allows for audit of medical procedures and their outcomes. The audit mechanism also assures that appropriate regulatory standards are being met. The use of biometric electronic signature provides data security at the highest level.

The VisualMED Clinical System is an informatics tool that enables the physician to make informed diagnostic and therapeutic decisions. The system communicates with existing legacy systems including Admissions (ADT), pharmacy, laboratory, radiology and PACS through HL-7 interfaces. Through its interfaces, VisualMED captures all clinical information available on every hospitalized patient at any given moment, representing essentially the totality of data required by the hospital clinical staff to perform their duties. Healthcare personnel are able to access information culled from a variety of different sources through this single software solution.

The VisualMED technology was developed, tested, and has been in continuous use since 1994 at Montreal's Royal Victoria Hospital, one of McGill University's main teaching hospitals. Since 1999, more than US$30,000,000 has been spent to expand functionality and turn the technology into an effective commercial platform.

Contact:	Barry Scharf, COO
Tel.: (514) 274-1115
bscharf@visualmedsolutions.com

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.